    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 1999

                                                    REGISTRATION NO. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                              DATA DIMENSIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         DELAWARE                                                   060852458
(State or other jurisdiction of incorporation or organization)        (I.R.S. Employer Identification Number)

       411-108th Avenue N.E., Suite 2100, Bellevue, Washington 98004 (425) 688-1000 (Address, including Zip code and telephone number, including area code of registrant's
                          principal executive offices)

    Gordon A. Gardiner, Executive Vice President and Chief Financial Officer
                              DATA DIMENSIONS, INC.
       411-108th Avenue N.E., Suite 2100, Bellevue, Washington 98004 (425) 688-1000 (Name, address and telephone number of agent for service)

                                    ---------
                                   Copies to:
                            Bruce A. Robertson, Esq.
                            Garvey, Schubert & Barer
                         1191 Second Avenue, 18th Floor
                             Seattle, WA 98101-2939
                               ------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement, as determined by the Selling Shareholders.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

                                         Amount to     Proposed maximum     Proposed maximum
  TITLE OF EACH CLASS OF SECURITIES         be        offering price per       Aggregate          AMOUNT OF
           TO BE REGISTERED             registered        share (1)        offering price (1)  REGISTRATION FEE
           ----------------             ----------        ---------        ------------------  ----------------
Common Stock, $.001 par value..........    463,779          $4.72             $2,189,036.88         $608.55
TOTAL..................................                                                             $608.55

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and is based on the average of the high and low prices reported on NASDAQ National Market System on March 9, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL

BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                              DATA DIMENSIONS, INC.

                         463,779 SHARES OF COMMON STOCK


         The shareholders listed below in this Prospectus are offering and selling up to 463,779 shares of our Common Stock, $.001 par value per share, under this Prospectus.

         The Company, DS Acquisition Corporation (a wholly-owned subsidiary of the Company), ST Labs, Inc. and two principal shareholders of ST Labs, Inc. entered into a merger agreement on March 28, 1998. The merger agreement provided that DS Acquisition would be merged into ST Labs with ST Labs as the surviving corporation. The merger was completed on August 6, 1998. As a result of the merger, ST Labs became a wholly-owned subsidiary of the Company. The selling shareholders acquired their shares of Common Stock from us directly in connection with the merger. We explain the merger in more detail below.

         On February 1, 1999, ST Labs was merged into the Company. The business of ST Labs is now conducted by the Company along with its other testing services business.

         Our Common Stock is listed on the NASDAQ National Market under the symbol "DDIM."

         The selling shareholders will sell their shares of Common Stock on the NASDAQ National Market at prevailing market prices. We will not receive any proceeds from the sale of the shares of Common Stock by the selling shareholders.

              INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS.
       YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3.

         Our principal executive offices are located at 411-108th Avenue N.E., Suite 2100, Bellevue, Washington 98004, and our telephone number is (425) 688-1000.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS MARCH 9, 1999.

                              AVAILABLE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. You can also request copies of these documents, upon the payment of a duplication fee, by writing to the SEC's Public Reference Section. Our SEC filings are also available to the public at the SEC's Internet website at http://www.sec.gov.

         This Prospectus is part of a Registration Statement that we filed with the SEC. The Registration Statement, including exhibits, contains more information than this Prospectus regarding the Company and its Common Stock. You can get a copy of the Registration Statement from the SEC at the address as noted above or from its Internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to incorporate into this Prospectus information we file with it in other documents. This means we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this Prospectus. Information incorporated into this Prospectus may be modified or superseded by information in this Prospectus. Conversely, any information we file with the SEC after the date of this Prospectus will update and supersede this information. We incorporate by reference the documents listed below and any of our future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(a) of the Securities Exchange Act of 1934 until we terminate the offering of these shares.

         1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

         2.       Our Current Report on Form 8-K dated August 7, 1998.

         3. The description of the Company's Common Stock set forth in the Registration Statement on Form SB-2 (Reg. No. 333-841) filed by the Company with the SEC on February 9, 1996, and any amendment or report filed for the purpose of updating any such description.

         You may request a copy of any of these filings at no cost, by writing or telephoning, the Chief Financial Officer, Data Dimensions, Inc., 411 - 108th Avenue N.E., Suite 2100, Bellevue, Washington 98004, telephone number (425) 688-1000.

         You should rely only on the information contained in or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

                INFORMATION CONCERNING FORWARD LOOKING STATEMENTS

This Prospectus contains forward-looking statements that involve risks and uncertainties. Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate," and similar expressions. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the specific matters set forth in the Risk Factors section and elsewhere in this Prospectus. These and other factors are described in more detail in:

*        This Prospectus under "Risk Factors";

* Our Annual Report on Form 10-K for the year ended December 31, 1998 in the sections of Management's Discussion and Analysis of Financial Condition and Results of Operations titled "Forward Looking - Statements and Associated Risks," "Overview," "Liquidity and Capital Resources," and "Outlook - Issues and Uncertainties."

         These statements are based on numerous assumptions regarding future events, including among others (i) the potential market related to the millennium problem and the anticipated growth in that market; (ii) anticipated trends in our financial condition and results of operations; (iii) business strategies for expanding our presence in the computer sciences industry; and
(iv) our ability to distinguish the Company from its current and future competitors. We cannot assure you that the facts underlying these assumptions will provide to be accurate or that actual results will not differ materially from those currently anticipated.

                                  RISK FACTORS


         We do not provide forecasts of our future financial performance. Although our management is optimistic about our long-term prospects, you should consider the following risks, among others, before making a decision to purchase shares of our Common Stock.

Fluctuations in Quarterly Operating Results

         Our revenues and operating results have varied, and may continue to vary, from quarter to quarter due to a number of factors, some of which are not within our control. These factors include the following:

-        The number and requirements of client engagements;
-        Employee productivity rates;
-        Our ability to retain key personnel;
- Our ability to develop, introduce and successfully market new and enhanced products and services; and
- General economic conditions, which may affect client decisions regarding the extent and timing of investments in their information systems.

         In addition, one or more of our clients may unexpectedly terminate their contracts with us or decide not to proceed with subsequent project stages. Any such developments could materially reduce our revenues, productivity rates and profits.

         Factors that affect our gross margins from quarter to quarter include the following:

- The number and project phase of services provided during a particular period;
-        Employee productivity rates;
-        Staffing mix; and
- Salary and other compensation-related costs that are necessary to attract and retain qualified personnel.

Retention and Recruitment of Technical Personnel

         Our business is labor intensive and our success depends to a significant extent on our ability to attract, train and retain highly skilled professionals. Qualified technical professionals are in great demand and are likely to remain a limited resource for the foreseeable future. Furthermore, the information services industry has experienced high employee turnover rates, and these rates have increased in recent periods. The manner and extent to which we and other companies respond to recruiting and retention pressures will likely result in increases in the amounts and types of compensation being offered to employees. If we are unable to attract a sufficient number of qualified technical personnel or to retain our existing and future employees, our financial performance would be materially adversely affected.

Dependence on Knowledge Consulting Business

         Our "Knowledge Consulting" business, which provides Year 2000-related services to our clients, generated approximately 75% of our revenues in 1996, 81% of our revenues in 1997, and 84% of our revenues in 1998. We expect to continue to derive a significant portion of our revenues from this business through at least 1999. Consequently, our near-term operating results depend to a significant extent on the continued growth and profitability of this business. However, our growth efforts may not succeed, and even if we are able to attract new business, we may not be able to provide services and products on a timely basis or on profitable terms. Any such consequences may have a material adverse effect on our financial performance.

         In addition, demand for our Year 2000-related services and products may begin to decrease in late 1999 as our clients and prospective clients implement, test and complete conversion projects. We are currently implementing strategies to leverage our knowledge of client systems into additional engagements that involve services and products unrelated to Year 2000 problems. Our ability to successfully develop new services and products is dependent on a number of factors including the ability to identify and effectively integrate new services and products into our existing organizational structure. However, the current need to devote our resources toward providing Year 2000-related services and products may hinder our diversification efforts. If we are unable to effectively transition our business away from our current Year 2000 focus before the demand for such services and products materially declines, our financial performance would be materially adversely affected.

Dependence on Major Clients

         We have depended, and likely will continue to depend, on a limited number of large clients to generate a significant portion of our revenues. In 1998, our ten largest clients accounted for approximately 54% of our revenues, and in 1999 we expect that one of our clients will generate more than 10% of our revenues. Our dependence on a few clients exposes us to potentially significant financial consequences if one or more of these clients elect to terminate their contracts with us, reduce the scope of a large project, or elect not to proceed to a project stage in accordance with our expectations. Any such action by one or more of these clients could have a material adverse effect on our financial performance.

Competition

         The markets for our services and products are highly competitive and characterized by rapid change and uncertainty due to new and emerging technologies. The market for consulting services is fragmented and regionalized, and no company holds a dominant position. Our competition includes large national and international service providers, regional providers of all sizes, and the internal information systems personnel of our clients and prospective clients. We expect that this intense competition will continue and intensify as the market develops for information technology services and products. To maintain our competitive position, we must continue, among other things, to:

-        Develop and maintain strong client relationships;
-        Provide quality services and products at competitive prices;
-        Efficiently and effectively manage our projects; and
-        Distinguish our technical and business expertise.

                  We believe that our services and products are competitive and will remain so. Nevertheless, our competitors, many of whom have significantly greater financial, technical and marketing resources than we do, may develop and introduce services and products that are more successful than ours. If we are unable to distinguish our services and products in this intensely competitive market, our financial performance would be materially adversely affected.

Volatility of Stock Price

                  Historically, our common stock has suffered from extreme price and volume fluctuations in response to a wide variety of developments, including the following:

- Our success or failure in meeting analysts' estimates of our quarterly or annual revenues, net income or earnings per share;
- Our announcements regarding new services and products or technological innovations;
- Our competitors' announcements regarding new services and products or technological innovations;
- Rumors of new services and products or technological innovations, either by us or by our competitors;
-        Changing market conditions in the industry; and
-        Announcements of unusual events.

         Any one or more of these developments, particularly our success or failure in meeting analysts' estimates, would likely have an immediate and material effect on the market price of our common stock. In addition, the price of our common stock may fluctuate materially for reasons unrelated to our financial performance or conditions within our industry. For example, any change or rumor of a change in interest rates, material changes in the unemployment rate, developments in foreign economies, and general or specific economic conditions can lead to material price fluctuations in our common stock without regard for our financial prospects. In recent years, technology stocks have been particularly vulnerable to such developments.

                                   THE COMPANY

         We provide high quality knowledge-based, and tool-assisted millennium consulting services. Our consulting services are based on proprietary processes consisting of a documented set of procedures for resolving the widespread problems caused by the inability of certain computer systems to properly interpret dates for the year 2000 and beyond. We began providing millennium consulting services in 1991 and have specialized in this service since 1993. Our clients consist primarily of large business and governmental organizations. The Company was incorporated under Delaware law in 1968.

         We develop customized solutions to a client's specific millennium problems. The Company is able to identify, evaluate and select specific software tools that would be most effective in assisting the client with the millennium update process through the application of our proprietary process. In providing these services, we have the opportunity to learn about all areas of the client's computer systems, which positions us to provide a broader range of computer consulting services to that client. Furthermore, we have documented our knowledge base into a series of proprietary processes and packaged the information in a new media format for ease of use and distribution. These processes and new media format, designated as Ardes 2k(TM), provide step-by-step procedures to allow specialists to identify and resolve technology related Year 2000 problems. In 1997, we also developed and commenced sales of a specialized research service, Interactive Vendor Review, that collects and makes available information on vendor millennium compliance. These new offerings will support organizations that desire to perform the Year 2000 work with their internal staff.

         In 1997, the Company organized into four divisions to better support its clients and grow the business. The four divisions are Knowledge Consulting, Knowledge Transfer, Information Services (formerly Pyramid Information Services) and International. Each division has a mission to provide services and products to support a specific market segment. This organization is intended not only to support the Year 2000 business, but also to formulate strategies for extension beyond the millennium problem.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information with respect to the selling shareholders' ownership of the Common Stock and the shares that may be offered under this Prospectus from time to time. The selling shareholders have not advised us whether they will sell all or part of the shares pursuant to this Prospectus. Therefore, we cannot estimate the number of shares that the selling shareholders will own, or their percentage ownership, at the termination of this offering. The shares of Common Stock were received by the selling shareholders directly from us in connection with the merger which is described in more detail below.



                                                                 AMOUNT OF SHARES
                                    AMOUNT OF SHARES                OFFERED FOR
                                    RECEIVED PURSUANT              SHAREHOLDER'S
                                  TO MERGER (INCLUDES        ACCOUNT (EXCLUDES SHARES
         SHAREHOLDER             SHARES HELD IN ESCROW)           HELD IN ESCROW)
         -----------             ----------------------           ---------------
Marvin J. Parsons                          8,887                        7,999
Thomas R. Arnold                          73,021                       65,719
Paula N. Lukoff                            3,729                        3,357
Jolene S. Cantrell                           199                          180
Robert K. Arnold, Jr.                    127,750                      114,975
Steven A. Montgomery                       1,387                        1,249
Tammy-Beth Montgomery                      1,298                        1,169
1993 Tate M. Minckler &
Barbara J. Minckler
Revocable Trust                           16,589                       14,931
Robert K. Arnold, Sr.                     15,078                       13,571
Tye V. Minckler                          131,199                      118,080
Mathew W. Wing                             6,220                        5,598
Sue E. Gardner                               666                          600
Volt STL Holdings, Inc.                  112,185                      100,967
Scott Stabbert                               591                          532
Phillip B. Herres                         11,286                       10,158
U.S. Bancorp                               5,215                        4,694
                                         -------                      -------
        TOTALS                           515,300                      463,779
                                         =======                      =======

The Company formed DS Acquisition Corporation, as a wholly-owned subsidiary, for the sole purpose of acquiring ST Labs, Inc. On March 28, 1998, the Company, DS Acquisition, ST Labs and two (2) principal shareholders of ST Labs entered into an Agreement and Plan of Reorganization ("Merger Agreement") pursuant to which DS Acquisition was to be merged with and into ST Labs. ST Labs, upon consummation of the merger, was the surviving corporation and a wholly-owned subsidiary of the Company. The merger was effective as of August 6, 1998 with the acceptance of the filing of Articles of Merger in accordance with the statutory laws of the State of Washington.


ST Labs, Inc. was incorporated in the State of Washington in 1993. ST Labs provided quality assurance services to software developers. ST Labs' services included the placement of test engineers on-site at customers' offices and software testing. Additionally, ST Labs provided training on software testing topics and offered consulting, test automation and training video tapes. On February 1, 1999, ST Labs was merged into the Company. The business of ST Labs, along with our other testing services, are now conducted under the name Data Dimensions Test Centers.


The Merger Agreement provided that upon consummation of the merger, each share of ST Labs' common stock outstanding immediately prior to the effective time of the merger would be converted into the right to receive that fraction of a share of Common Stock of the Company equal to the quotient obtained by dividing:

         (i) the amount obtained by dividing (a) $ 9,675,000 by (b) the "Parent Average Closing Price," by

         (ii) the number of fully diluted shares of the Company at the effective time.

The "Parent Average Closing Price" was calculated as the average of the closing prices of the Company's Common Stock as reported in the Wall Street Journal beginning on and including July 28, 1998, and ending on and including the date that was two (2) trading days before the closing of the merger. The Merger Agreement further provided that if: (i) such average was less than $14.00, the Parent Closing Price was to be $14.00 and (ii) such average was more than $16.00, the Parent Closing Price was to be $16.00.

The term "fully-diluted company shares" meant the sum of

         (i) the number of shares of ST Labs common stock outstanding at the effective time;

         (ii) the number of shares of ST Labs common stock subject to issuance pursuant to stock options granted under a ST Labs stock option plan; and

         (iii) 58,690 shares of ST Labs common stock converted into shares of the Company's Common Stock in exchange for a warrant held by U.S. Bank.

The Company issued 515,300 shares of Common Stock in exchange for all the outstanding common stock of ST Labs at the effective time of the merger. In addition, we assumed all options outstanding under ST Labs' option plans. Such options, if fully exercised, will result in the issuance of approximately an additional 158,000 shares of the Company's Common Stock. The value of the Company's shares exchanged in the merger, together with the shares issuable under the option plans, was approximately $9.7 million.

No fractional shares were issued to the selling shareholders, but the cash value in lieu of fractional shares was paid to the selling shareholders. Pursuant to terms of the Merger Agreement, ten percent of the total number of shares of the Company's Common Stock issued at the effective time to the selling shareholders was placed in escrow to indemnify the Company, its officers, directors, and affiliates from any loss resulting from a breach of any covenant or representation of ST Labs or the principal shareholders of ST Labs. These shares held in escrow are not included in the shares of Common Stock to be offered and sold under this Prospectus.

Prior to the closing of the merger, none of the selling shareholders was an affiliate (as that term is defined in Rule 405 of the Securities Act) of the Company.

The Company entered into a Stock Restriction and Registration Rights Agreement with each of the selling shareholders, the Company agreed to file a registration statement covering the shares of Common Stock issued by the Company in the merger (excluding the escrowed shares) six months after the closing.

                                 MANNER OF SALE

The selling shareholders may sell their shares in any of the following ways:

- a block trade in which the broker or dealer attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker or dealer as principal and resale by such broker or dealer for its own account;

- exchange distributions and/or secondary distributions in accordance with Nasdaq rules;

-        ordinary brokerage transactions in which the broker solicits purchases;
         and

-        privately negotiated transactions.

The selling shareholders shall pay all underwriting discounts (if any) and selling commissions applicable to the sale of the Common Stock. We have agreed to pay for all expenses related to the registration of the shares of Common Stock to be offered under this Prospectus. We also agreed to indemnify the selling shareholders against certain claims and liabilities arising under the Securities Act or the Securities Exchange Act in connection with the registration of the shares of Common Stock.

The Company agreed to use its reasonable efforts to keep a Registration Statement effective until the earlier of the sale of all the shares of Common Stock covered under this Prospectus or as of the one year anniversary of the consummation of the merger.

                                 USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of Common Stock by the selling shareholders.

                                  LEGAL MATTERS

The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Garvey, Schubert & Barer, Seattle, Washington.

                                     EXPERTS

BDO Seidman, LLP, independent certified public accountants, audited our financial statements as of December 31, 1997 and for the years ended December 31, 1997 and 1996 which are incorporated by reference in this Prospectus and Registration Statement. We incorporate those documents by reference in reliance upon the authority of BDO Seidman, LLP as experts in accounting and auditing.

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of ST Labs, Inc., for the year ended December 31, 1997, have been incorporated in this Prospectus by reference to the Current Report on Form 8-K of Data Dimensions, Inc., and have been so incorporated in reliance on the report of PricewaterhouseCoopers, LLP, independent accountants given on the authority of said firm as experts in auditing and accounting.

                     COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                TABLE OF CONTENTS

Available Information......................................................................2

Incorporation of Certain Information by Reference..........................................2

Forward Looking Statements.................................................................2

Risk Factors...............................................................................3

The Company................................................................................5

Selling Shareholders.......................................................................5

Manner of Sale.............................................................................7

Use of Proceeds............................................................................7

Legal Matters..............................................................................7

Experts....................................................................................7

Commission Position on Indemnification.....................................................7

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimated expenses in connection with the sale of the shares of Common Stock covered by this Registration Statement:

         SEC registration fee.....................................$   608.55
         Legal fees and expenses...................................10,000.00
         Accounting fees and expenses.............................. 5,000.00
         Printing and engraving expenses............................1,500.00
         Miscellaneous expenses.....................................2,000.00
                Total                                             $19,108.55

         No portion of the foregoing expenses will be borne by the selling shareholders. All expenses other than the SEC registration fee are estimates.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement that such person actually and reasonably incurred in connection with such action, suit, or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, has no reasonable cause to believe that his or her conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such actions and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

         Article IX of the Company's Second Amended and Restated Bylaws provides in effect that, subject to certain limited exceptions, the Company shall indemnify and hold harmless its directors, officers, and employees, and those persons who serve at the Company's request as directors, officers, or employees of another corporation, partnership, joint venture, trust, or other enterprise, to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended. The Company maintains insurance policies at its own expense to protect itself and its directors, officers, employees, agents, and certain other persons against the expenses, liabilities, and losses described above, whether or not the Company would have the power to indemnify such persons against such expenses, liabilities, or losses under the Delaware General Corporation Law. The Company may also enter into indemnification contracts with individual directors, officers, employees, agents, and certain other persons that provide for indemnification rights equal to or greater than the indemnification rights described in Article IX of the Company's Second Amended and Restated Bylaws.

ITEM 16.  LIST OF EXHIBITS.

Exhibit Number    Description
--------------    -----------
   2.1            Agreement and Plan of Reorganization by and among Data
                  Dimensions, Inc., DS Acquisition Corporation, Robert Arnold,
                  Jr., Tye V. Minckler and ST Labs, Inc., dated July 28, 1998
                  (Incorporated by reference to our Current Report on Form 8-K, dated August 7, 1998).

   4.1            Stock Restriction and Registration Rights Agreement
                  (Incorporated by reference to our Current Report on Form 8-K, dated August 7, 1998)

   4.2            Indemnification and Escrow Agreement dated August 7, 1998
                  (Incorporated by reference to our Current Report on Form 8-K, dated August 7, 1998)

   4.3            Stock Option Assumption Agreement dated August 7, 1998
                  (Incorporated by reference to our Current Report on Form 8-K, dated August 7, 1998)



                                     III-1


   5.1            Opinion of Garvey, Schubert & Barer

   23.1           Consent of BDO Seidman, LLP

   23.2           Consent of PricewaterhouseCoopers LLP

   23.3           Consent of Garvey, Schubert & Barer (included in Exhibit 5.1)

   24.1           Power of Attorney of Lucie J. Fjeldstad

   24.2           Power of Attorney of Robert T. Knight

   24.3           Power of Attorney of Thomas W. Fife

   24.4           Power of Attorney of Larry W. Martin

ITEM 17.  UNDERTAKINGS.

         A. The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of this Registration Statement (or most recent post-effective amendment hereof) which individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high or low end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                  Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, to treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

                                   SIGNATURES



                                     III-2

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on March 9, 1998.

                       Data Dimensions, Inc.

                       By:    /s/ Gordon A. Gardiner
                          -------------------------------------
                          Gordon A. Gardiner, Executive Vice President
                          and Chief Financial Officer


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                                  Title                           Date
          ---------                                  -----                           ----
/s/ Peter A. Allen                  Director, Chief Executive Officer and       March 9, 1999
----------------------------        President (Principal Executive
Peter A. Allen                      Officer)

/s/ Gordon A. Gardiner              Executive Vice President, Chief             March 9, 1999
----------------------------        Financial Officer, and Secretary
Gordon A. Gardiner                  (Principal Financial and Accounting
                                    Officer)

/s/   *                             Director                                    March 9, 1999
-----------------------------
Thomas W. Fife
/s/   *                             Director                                    March 9, 1999
-----------------------------
Lucie J. Fjeldstad
/s/   *                             Director                                    March 9, 1999
-----------------------------
Robert T. Knight
/s/   *                             Director                                    March 9, 1999
----------------------------
Larry W. Martin

* By /s/ Gordon A. Gardiner           March 9, 1999
  -------------------------
         Gordon A. Gardiner
         Attorney-In-Fact



                                     III-3

                                  EXHIBIT INDEX

Exhibit Number            Description                                                 Page Number
--------------            -----------                                                 -----------
     5.1                  Opinion of Garvey, Schubert & Barer                             III-2

     23.1                 Consent of BDO Seidman, LLP                                     III-3

     23.2                 Consent of PricewaterhouseCoopers LLP                           III-4

     23.3                 Consent of Garvey, Schubert & Barer (included in Exhibit 5.1)    --

     24.1                 Power of Attorney of Lucie J. Fjeldstad                         III-5

     24.2                 Power of Attorney of Robert T. Knight                           III-6

     24.3                 Power of Attorney of Thomas W. Fife                             III-7

     24.4                 Power of Attorney of Larry W. Martin                            III-8

----------



                                     III-1